Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2020 FIRST QUARTER RESULTS

•Q1 2020 GAAP diluted EPS was $0.50 and adjusted diluted EPS of $0.64, compared to Q1 2019 GAAP diluted EPS and adjusted diluted EPS of $0.84.

•Q1 2020 Sales were $541 million, compared to $610 million in the first quarter of 2019.

•Strong liquidity at March 31, 2020 included cash of $329 million and revolver borrowing availability of $307 million.

•2020 and mid-term financial guidance is withdrawn due to COVID-19 pandemic.

•Quarterly dividends are temporarily suspended.

See table C for reconciliation of GAAP and non-GAAP operating income, net income and earnings per share.

Summary of Results from Operations
	Quarters Ended
	March 31,
(In millions, except per share data)	2020	2019	% Change

Net Sales	$541.0	$609.9	(11.3)%
Net sales change in constant currency			(11.0)%
Operating Income	65.7	102.8	(36.1)%
Net Income	42.4	72.2	(41.3)%
Diluted net income per common share	$0.50	$0.84	(40.5)%

Non-GAAP measures for year-over-year comparison
Adjusted Operating Income	$80.4	$102.8	(21.8)%
As a % of sales	14.9%	16.9%
Adjusted Net Income (Table C)	53.8	72.2	(25.5)%
Adjusted diluted net income per share	$0.64	$0.84	(23.8)%

STAMFORD, Conn. April 20, 2020 – Hexcel Corporation (NYSE: HXL) today reported first quarter 2020 results including net sales of $541 million and adjusted diluted EPS of $0.64 per share.

Chairman, CEO and President Nick Stanage said, “First quarter results were negatively impacted primarily by the continued grounding of the Boeing 737 MAX and effects of the COVID-19 pandemic. The 737 MAX continues to be a headwind with no production at this time. The COVID-19 pandemic forced temporary closures at a number of our plants as well as customer plants. These impacts led to reduced sales and overhead absorption challenges. Going forward, we anticipate significant declines in demand within the aerospace and industrial markets that will challenge us for the remainder of the year. While we do not yet know how long this pandemic will last or its continued impact on customer demand, our Hexcel team is acting decisively to realign our operations in this rapidly changing business environment.”

COVID-19 Update

In addition to the measures outlined in the Company’s business update on April 6, 2020, the Company has announced the following cost reduction actions:

•	Eliminating contract labor and overtime while reducing discretionary spending to essential items only.
•	Reducing the Company’s total workforce to align operations with customer demand.
•	Reducing base pay for Mr. Stanage and cash compensation for each member of the Board of Directors by 50% until further notice.
•	Implementing temporary salary reductions and unpaid furloughs for all salaried employees whose jobs are not eliminated.
•	Reduced Capex spend to safety critical and essential maintenance only.
•	Suspending the Company’s 401(k) match on employee contributions until year end.
•	Suspending the Company’s employee stock purchase plan through year end.
•	Suspending the Company’s dividend and pausing its stock buyback program. Both decisions will be reviewed quarterly.

The Company will continue to evaluate the operating environment and may make adjustments to the actions outlined above as business conditions warrant.

Mr. Stanage said, “While decisions that impact employees are always difficult, the additional actions we are taking will help us preserve many critical jobs as we continue to serve our customers in line with changing demand. Hexcel entered this pandemic with a strong balance sheet and liquidity position. These measures are positioning the business to emerge strongly once the pandemic is over, and capitalize on continued secular growth of advanced composites.”

Mr. Stanage continued, “As the sole source provider for many programs, including critical defense platforms, we have an obligation to the national and economic security of the countries where we do business to maintain Hexcel plants operational as long as it is safe to do so. We are continuing to operate and serve customers during the COVID-19 pandemic and we are ensuring our employees have a safe and secure workplace. In addition to enhanced cleaning and sanitation, we have implemented new work cell processes to ensure social distancing within our operations as well as several other new measures to protect employee health. These initiatives are ensuring that our workplaces are safer, and I applaud the extraordinary efforts from all our employees.”

Markets

Sales in the first quarter of 2020 were $541.0 million compared to $609.9 million in the first quarter of 2019.

Commercial Aerospace

•

Commercial Aerospace sales of $362.9 million decreased 12.7% (also decreased 12.7% in constant currency) for the quarter compared to the first quarter of 2019. Lower sales for the Boeing 737 MAX was the largest contributor year over year, followed by the end of the A380 program, partially offset by higher sales year over year for the Boeing 787 and 777X programs.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft, increased 3.1% in constant currency for the first quarter of 2020 as compared to 2019, driven by Gulfstream programs.

Space & Defense

•

Space & Defense sales of $111.6 million was an increase of 3.5% (4.1% in constant currency) for the quarter as compared to 2019. Rotorcraft, particularly the Black Hawk program, and a number of Space programs drove the increase.

Industrial

•	Total Industrial sales of $66.5 million in the first quarter were down 23.2% (21.6% in constant currency) compared to the first quarter of 2019.
•

Wind energy sales (the largest submarket in Industrial),  experienced a decline of 21.5% in constant currency compared to the first quarter of 2019 primarily due to temporary plant closures in China and Austria arising from the COVID-19 pandemic.  Both of these facilities are reopened, but operating with some ongoing labor access constraints.

Consolidated Operations

Gross margin for the first quarter was 26.0% compared to 27.4% in the prior year period. Selling, general and administrative and R&T expenses for the first quarter of 2020 were lower than the prior year, reflecting tight cost control. Other operating expenses were comprised of non-recurring advisory and professional fees and expenses related to the terminated merger with Woodward.  Adjusted operating income in the first quarter of 2020 was $80.4 million, or 14.9% of sales, compared to $102.8 million, or 16.9% of sales in 2019. The impact of exchange rates in the first quarter of 2020 was not significant.

Patrick Winterlich, Executive Vice President and Chief Financial Officer, said: “Our liquidity position is strong with a cash balance of $329 million at the end of the quarter and revolver borrowing availability of $307 million as we focus on generating and preserving cash during this unsettled period. We prudently chose to draw down an additional $250 million from our revolver in late March as the pandemic worsened. As the bank/credit markets continue to be robust, we will review paying down the revolver at a point in the future. We have no near-term debt maturities, we expect to generate cash from working capital in the coming months, and we continue to tightly control discretionary spending, including capital expenditures.”

Cash, 2020 Guidance Update and other

•

The effective tax rate for the first quarter of 2020 was 21.9% compared to 22.7% in the first quarter of 2019. Both periods benefited from deductions associated with share-based compensation payments, as this activity is typically highest in the first quarter. The underlying effective tax rate is expected to be 23% for the balance of the year.

•

Free cash flow for the first quarter of 2020 was negative $18.6 million compared to negative $15.2 million for the first quarter of 2019. Working capital was a cash use of $94.8 million in 2020 as compared to a use of $78.4 million in 2019. Cash used for capital expenditures was $27.2 million in the first quarter of 2020 compared to $61.1 million in the comparable prior year period. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures.
•

The Company used approximately $25 million to repurchase shares of its common stock early in the first quarter of 2020 prior to suspending the share repurchase program. The share repurchase program remains suspended during this period of market uncertainty. The remaining authorization under the share repurchase program at March 31, 2020 was $217 million.

•	The Company has withdrawn all previously provided 2020 and mid-term financial guidance due to the market uncertainties from the global pandemic.

Woodward Hexcel mutual merger termination

In response to the COVID-19 pandemic, on April 6, 2020, Hexcel and Woodward, Inc. announced that the companies mutually agreed to terminate their merger agreement, previously announced on January 12, 2020, under which the parties had agreed to combine in an all-stock merger of equals.

*****

Hexcel will host a conference call at 10:00 a.m. ET, on April 21, 2020 to discuss first quarter 2020 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (647) 689-5685. The conference ID is 2977533. Replays of the call will be available on the website.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

*****

Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the estimates and expectations based on aircraft production rates made publicly available by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the possible push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations with regard to the build rate and return to service of the Boeing 737 MAX and the related impact on our revenues; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations of growth in revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding growth in sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures; expectations as to the level of capital expenditures and when we will complete the construction of capacity expansions and qualification of new products; expectations regarding our ability to maintain and improve margins  in view of the current economic environment; projections regarding our tax rate; the anticipated impact of the COVID-19 pandemic on worldwide air travel and aircraft programs, as well as on our customers and suppliers and, in turn, on our operations and financial results; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2020 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the impact of continued disruption in global financial markets, ongoing restrictions on movement and travel, employee absenteeism and reduced consumer demand for air travel, on the operations, business and financial condition of Hexcel and its customers and suppliers as a result of the COVID-19 pandemic, reductions in sales to any significant customers, particularly Airbus, Boeing or Vestas, including reduction in revenue related to a prolonged suspension of production of the Boeing 737 MAX, as well as due to the impact of the COVID-19 pandemic; changes in sales mix; changes in current pricing and cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; availability and cost of raw materials; supply chain disruptions; inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements; cybersecurity breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions; including, but not limited to, the effect of change in global trade policies and the exit of the U.K. from the European Union; work stoppages or other labor disruptions; unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Kurt Goddard, Vice President – Investor Relations
(203) 352-6826
Kurt.Goddard@Hexcel.com

Hexcel Corporation and Subsidiaries
Consolidated Statements of Operations
	Unaudited
	Quarters Ended
	March 31,
(In millions, except per share data)	2020	2019
Net sales	$541.0	$609.9
Cost of sales	400.1	442.7
Gross margin	140.9	167.2
% Gross Margin	26.0%	27.4%

Selling, general and administrative expenses	46.5	49.5
Research and technology expenses	14.0	14.9
Other operating expense	14.7	-
Operating income	65.7	102.8

Interest expense, net	12.0	12.0
Income before income taxes, and equity in earnings of affiliated companies	53.7	90.8
Provision for income taxes	11.8	20.6
Income before equity in earnings of affiliated companies	41.9	70.2
Equity in earnings from affiliated companies	0.5	2.0
Net income	$42.4	$72.2

Basic net income per common share:	$0.51	$0.85

Diluted net income per common share:	$0.50	$0.84

Weighted-average common shares:
Basic	83.7	85.0
Diluted	84.3	86.0

Hexcel Corporation and Subsidiaries
Consolidated Balance Sheets
	Unaudited
	March 31,	December 31,
(In millions)	2020	2019
Assets
Cash and cash equivalents	$329.3	$64.4
Accounts receivable, net	266.7	227.6
Inventories, net	354.4	333.1
Contract assets	55.9	52.7
Prepaid expenses and other current assets	34.0	27.1
Total current assets	1,040.3	704.9

Property, plant and equipment	3,071.5	3,075.1
Less accumulated depreciation	(1,156.0)	(1,132.3)
Net property, plant and equipment	1,915.5	1,942.8

Goodwill and other intangible assets, net	276.6	280.4
Investments in affiliated companies	47.9	46.5
Other assets	153.0	154.0
Total assets	$3,433.3	$3,128.6

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.6	$9.5
Accounts payable	151.9	157.6
Accrued compensation and benefits	50.7	74.4
Accrued liabilities	106.7	81.1
Total current liabilities	309.9	322.6

Long-term debt	1,389.5	1,050.6
Retirement obligations	53.1	53.3
Other non-current liabilities	259.7	256.0
Total liabilities	$2,012.2	$1,682.5

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 109.5 shares issued at March 31, 2020 and 109.3 shares issued at December 31, 2019	$1.1	$1.1
Additional paid-in capital	845.1	829.9
Retained earnings	2,007.1	1,978.9
Accumulated other comprehensive loss	(155.3)	(118.7)
	2,698.0	2,691.2

Less – Treasury stock, at cost, 26.1 at March 31, 2020 and 25.7 shares issued at December 31, 2019, respectively	(1,276.9)	(1,245.1)
Total stockholders' equity	1,421.1	1,446.1
Total liabilities and stockholders' equity	$3,433.3	$3,128.6

Hexcel Corporation and Subsidiaries
Consolidated Statements of Cash Flows
	Unaudited
	Quarters Ended
	March 31,
(In millions)	2020	2019

Cash flows from operating activities
Net income	$42.4	$72.2
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	35.5	38.7
Amortization related to financing	0.3	0.3
Deferred income taxes	(0.6)	4.2
Equity in earnings from affiliated companies	(0.5)	(2.0)
Stock-based compensation	14.4	11.1
Merger and restructuring expense	14.7	-
Merger and restructuring cash payments	(2.1)	-

Changes in assets and liabilities:
Increase in accounts receivable	(42.0)	(59.4)
Increase in inventories	(26.4)	(32.3)
Increase in prepaid expenses and other current assets	(7.6)	(5.8)
(Decrease) increase in accounts payable/accrued liabilities	(18.8)	19.1
Other - net	(0.7)	(0.2)
Net cash provided by operating activities (a)	8.6	45.9

Cash flows from investing activities
Capital expenditures (b)	(27.2)	(61.1)
Acquisitions of business and investments in affiliates	-	(158.4)
Net cash used in investing activities	(27.2)	(219.5)

Cash flows from financing activities
Net borrowing from senior unsecured credit facilities	380.0	212.0
Repayments of Euro term loan	(49.9)	-
Repayment of finance lease obligation and other debt, net	(0.1)	(0.2)
Dividends paid	(14.2)	(12.7)
Repurchase of stock	(24.6)	(11.2)
Activity under stock plans	(6.4)	(3.0)
Net cash provided by financing activities	284.8	184.9
Effect of exchange rate changes on cash and cash equivalents	(1.3)	(0.3)
Net increase in cash and cash equivalents	264.9	11.0
Cash and cash equivalents at beginning of period	64.4	32.7
Cash and cash equivalents at end of period	$329.3	$43.7

Supplemental data:
Free Cash Flow (a)+(b)	$(18.6)	$(15.2)
Accrual basis additions to property, plant and equipment	$21.9	$57.5

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended March 31, 2020 and 2019				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2020	2019	%	Effect (b)	2019	%
Commercial Aerospace	$362.9	$415.5	(12.7)	$0.3	$415.8	(12.7)
Space & Defense	111.6	107.8	3.5	(0.6)	107.2	4.1
Industrial	66.5	86.6	(23.2)	(1.8)	84.8	(21.6)
Consolidated Total	$541.0	$609.9	(11.3)	$(2.1)	$607.8	(11.0)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	67.1	68.1			68.4
Space & Defense	20.6	17.7			17.6
Industrial	12.3	14.2			14.0
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter ended March 31, 2019 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2020 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
First Quarter 2020
Net sales to external customers	$438.5	$102.5	$-	$541.0
Intersegment sales	24.8	0.5	(25.3)	-
Total sales	463.3	103.0	(25.3)	541.0

Other operating expense	0.6	0.3	13.8	14.7

Operating income (loss)	91.5	6.5	(32.3)	65.7
% Operating margin	19.7%	6.3%		12.1%

Depreciation and amortization	31.8	3.7	-	35.5
Stock-based compensation expense	4.7	1.2	8.5	14.4
Accrual based additions to capital expenditures	20.2	1.7	-	21.9

First Quarter 2019
Net sales to external customers	$487.7	$122.2	$-	$609.9
Intersegment sales	19.2	0.1	(19.3)	-
Total sales	506.9	122.3	(19.3)	609.9

Operating income (loss)	112.5	14.8	(24.5)	102.8
% Operating margin	22.2%	12.1%		16.9%

Depreciation and amortization	34.9	3.8	-	38.7
Stock-based compensation expense	4.1	0.8	6.2	11.1
Accrual based additions to capital expenditures	56.8	0.7	-	57.5

(a)	Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income, EPS, Tax Rate and Operating Cash Flow to Free Cash Flow		Table C
	Unaudited
	Quarters Ended
	March 31,
(In millions)	2020	2019
GAAP operating income	$65.7	$102.8
Other operating expense (a)	14.7	-
Non-GAAP operating income	$80.4	$102.8

	Unaudited
	Quarters Ended March 31,
	2020		2019
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$42.4	$0.50	$72.2	$0.84
Other operating expense (a)	11.4	0.14	-	-
Non-GAAP	$53.8	$0.64	$72.2	$0.84

	Unaudited
	Quarters Ended March 31,
(In millions)	2020	2019
Net cash provided by operating activities	$8.6	$45.9
Less: Capital expenditures	(27.2)	(61.1)
Free cash flow (non-GAAP)	$(18.6)	$(15.2)

(a)	The quarter ended March 31, 2020 includes costs related to the terminated merger with Woodward, Inc.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	March 31,	December 31,	March 31,
(In millions)	2020	2019	2019

Current portion finance lease	$0.6	$0.6	$0.7
Current portion of Euro term loan	-	8.9	9.0
Total current debt	0.6	9.5	9.7

Non-current portion of Euro term loan	-	41.5	50.5
Senior unsecured credit facility	693.0	313.0	414.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(1.7)	(1.7)	(1.9)
Senior notes deferred financing costs	(4.0)	(4.2)	(4.7)
Other debt	2.2	2.0	2.1
Total long-term debt	1,389.5	1,050.6	1,160.0
Total Debt	1,390.1	1,060.1	1,169.7
Less: Cash and cash equivalents	(329.3)	(64.4)	(43.7)
Total debt, net of cash	$1,060.8	$995.7	$1,126.0